Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Wheeler Real Estate Investment Trust, Inc. and Subsidiaries
Virginia Beach, Virginia

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated March 18, 2021, relating to the consolidated financial statements and consolidated financial statement schedules of Wheeler Real Estate Investment Trust, Inc. and Subsidiaries (the “Company”) as of December 31, 2020 and 2019 and for each of the years in the two-year period ended December 31, 2020, which appears in the Company’s annual report on Form 10-K, and to the reference to our firm under the heading “Experts”.

/s/ Cherry Bekaert LLP

Virginia Beach, Virginia
May 11, 2021